Exhibit 5.1

October 6, 2025

Pixelworks, Inc.

16760 SW Upper Boones Ferry Road, Suite 101

Portland, Oregon 97224

Ladies and Gentlemen:

We have acted as counsel to Pixelworks, Inc., an Oregon corporation (the “Company”), in connection with its filing of a Prospectus Supplement (the “Prospectus Supplement”) on October 6, 2025 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the sale of 666,667 shares of the Company’s common stock, par value $0.001 per share (the “Shares”), pursuant to the Company’s Registration Statement on Form S-3 (Registration No. 333-275569) (the “Registration Statement”). The Shares are being issued and sold pursuant to the Common Stock Purchase Agreement between the Company and the purchasers named therein, dated October 6, 2025 (the “Purchase Agreement”).

In connection with rendering this opinion, we have examined and relied as to matters of fact upon such certificates of public officials, certificates or copies certified to our satisfaction of the Company’s Sixth Amended and Restated Articles of Incorporation, as amended, and the Third Amended and Restated Bylaws of the Company, in each case as in effect on the date hereof, proceedings of the Board of Directors of the Company, and other corporate records, documents, certificates, and instruments as we have deemed necessary or appropriate in order to enable us to render the opinion expressed below. We have also assumed the genuineness of all signatures on all documents examined by us, the authenticity of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as copies, and we have relied as to matters of fact upon statements and certifications of officers of the Company.

Based on the foregoing, we are of the opinion that all the Shares have been duly authorized, and that when such Shares have been issued in accordance with the terms and conditions of the Purchase Agreement and following receipt by the Company of the consideration provided for therein, such Shares will be validly issued, fully paid and non-assessable.

1140 SW Washington St, Ste 700 | Portland, OR 97205

October 6, 2025 Page 2

Our opinion herein is expressed solely with respect to the federal laws of the United States and the laws of the State of Oregon. Our opinion is based on these laws as in effect on the date hereof. We are not rendering any opinion as to compliance with any federal or state law, rule, or regulation relating to securities, or to the offer, sale, or issuance of securities.

We hereby consent to the filing of this opinion as an exhibit to the Current Report on Form 8-K filed with the Securities and Exchange Commission in connection with the Prospectus Supplement and to the use of our name under the caption “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

MILLER NASH LLP